Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 64 to the Registration Statement (Form N-1A, No. 033-34645) of our report dated May 26, 2015 on the financial statements and financial highlights of Treasury Portfolio (a series of Investors Cash Trust), included in the Fund’s Annual Report for the fiscal year ended March 31, 2015.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

January 26, 2016